Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces Private Offering
of $550 Million Senior Notes due 2016

Research Triangle Park, N.C. (October 13, 2009) — Talecris Biotherapeutics Holdings Corp. (Nasdaq: TLCR) (“Talecris” or the “Company”) today announced that it has commenced an offering through a private placement of $550 million aggregate principal amount of senior notes due 2016 (the “Notes”).  Talecris intends to use the proceeds from the offering to repay its First and Second Lien Term Loans, repay a portion of borrowings under its Revolving Credit Facility, and to pay related fees and expenses.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the securities will be made only by means of a private offering memorandum.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding strategic and operation plans, including use of proceeds.  Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: possible U.S. legislation or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; our ability to procure adequate quantities of plasma and other materials which are acceptable for use in our manufacturing processes from our own plasma collection centers or from third-party vendors; our ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; our ability to identify growth opportunities for existing products and our ability to identify and develop new product candidates through our research and development activities; and the timing of, and our ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of our products.  Additional information about factors that could affect the business and financial results of Talecris is contained in its final Prospectus filed pursuant to Rule 424(b)(1) with the Securities and Exchange Commission on October 1, 2009.  Talecris undertakes no duty to update any forward-looking statement.

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology and hemostasis.

Contact:

Brunswick Group

Susan Stillings / Greg Faje

Tel.: 212.333.3810

or

Talecris Corporate Communications

Becky Levine

Tel.: 919.316.6590

E-mail: becky.levine@talecris.com

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